October 21, 1997

Precision Auto Care, Inc.
748 Miller Drive, S.E.
Leesburg, Virginia  20175

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,780,695 shares of common stock (the "Common Stock") of Precision Auto Care, Inc., a Virginia corporation, we have examined such corporate records, certificates and documents as we deemed necessary for the purpose of this opinion. Based on that examination, we advise you that in our opinion the Common Stock has been duly and validly authorized and, when issued upon the terms set forth in the Registration Statement filed with the Securities and Exchange Commission (the "Commission"), will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     Miles & Stockbridge,
                                                     a Professional Corporation

                                                     By: /s/ John B. Frisch
                                                         ------------------
                                                         Principal